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                           CONVERSION RIGHTS AGREEMENT

            This Agreement is made as of April 24, 1998, by and between TELERGY, INC. ("Telergy"), a New York corporation with a mailing address at 5784 Widewaters Parkway, Dewitt, New York 13214 and PLUM STREET ENTERPRISES, INC. ("PSE"), a Delaware corporation with a mailing address at 507 Plum Street, Syracuse, New York 13204. Telergy and PSE are venturers of Telergy Joint Venture which is being converted to Telergy Central, LLC, a New York limited liability company, to be governed by an Operating Agreement made as of April 24, 1998.

           1. Sale of Membership Interest and IRU. In the event of a successful Financial Offering by Telergy, or by an Affiliate parent corporation or limited liability company of Telergy, which occurs before the earlier of the transfer, sale, alienation, assignment, mortgage, pledge or other encumbrance or disposition (by operation of law or otherwise) by PSE of either its Membership Interest or the PSE IRU, PSE shall be obligated to sell and Telergy shall be obligated to purchase PSE's Membership Interest and the PSE IRU, unless, in the case of a High Yield Bond Offering or a Private Placement, PSE has elected not to sell its Membership Interest and the PSE IRU, in accordance with the procedure set forth in Section 5.

           2. Purchase of Telergy Common Stock. In the event PSE's Membership Interest and the PSE IRU are sold to Telergy pursuant to this Agreement, PSE shall have the right to purchase and Telergy shall be obligated to sell Class A voting common stock of Telergy, or a stock equivalent (other than Class C common stock), including convertible preferred stock or warrants which permit the acquisition of Class A voting common stock or stock equivalent, which is sold in the Financial Offering by Telergy ("Common Stock"), for cash consideration of up to the amount of the proceeds received by PSE from Telergy for the sale of PSE's Membership Interest and the PSE IRU (the "Purchase Option").

           3. Financial Offering. For purposes of this Agreement a Financial Offering by Telergy shall not include its first successful sale of high yield bonds or similar debt securities whether made through a private placement or a registered offering, but following such an initial sale of high yield bonds a Financial Offering by Telergy shall include the first to occur of either (i) an initial public offering of Common Stock (an "IPO"), (ii) a sale of high yield bonds in the amount of at least one hundred million dollars ($100,000,000) whether made through a private placement or a registered offering (a "High Yield Bond Offering"), or (iii) a private placement of Common Stock and/or Class C common stock, which does not include the exercise of outstanding warrants or options, in the amount of at least one hundred million dollars ($100,000,000) (a "Private Placement"). Notwithstanding the foregoing, for purposes of this Agreement a Financial Offering by Telergy shall also include an IPO which occurs prior to Telergy's first successful sale of high yield bonds or similar debt securities.

           4. Definitions. The defined terms used in this Agreement (as indicated by the first letter of each word in the term being capitalized) shall, unless the context clearly requires otherwise, have the meanings specified in the Operating Agreement or as may be specified elsewhere throughout this Agreement. The singular shall include the plural and the masculine gender shall include the feminine and neuter, as the context requires.
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           5. Notice of a Proposed Financial Offering by Telergy. Telergy shall give PSE a Notice of its intent to make a Financial Offering at least fifteen
(15) days prior to the closing of such a Financial Offering. If the investment banker of Telergy has made a preliminary valuation of the Membership Interest of PSE and/or the PSE IRU, Telergy will provide PSE with a reasonable narrative summary of that valuation, along with its Notice of intent to make a Financial Offering. If the Financial Offering is a High Yield Bond Offering or a Private Placement, PSE may make its election not to sell its Membership Interest and the PSE IRU by giving Telergy Notice of such election within five (5) days after Telergy's Notice of the intended Financial Offering. Otherwise, within five (5) days after Telergy's Notice of the intended Financial Offering, (i) PSE shall execute and deliver to Telergy in escrow an instrument of conveyance for the PSE IRU, and (ii) Telergy and PSE shall meet to determine how the procedures authorized by this Agreement will be implemented to determine a sale price for PSE's Membership Interest and the PSE IRU. PSE shall engage its investment banking firm, as provided in Section 7(a), within ten (10) days after Telergy's Notice of the intended Financial Offering.

            6. Notice by PSE to Exercise the Purchase Option. PSE shall exercise its Purchase Option by giving Telergy a Notice of exercise within five (5) days of receiving Telergy's Notice of the intended Financial Offering, unless PSE has elected not to sell its Membership Interest and the PSE IRU, in accordance with the procedure set forth in Section 5. The PSE Notice of exercise shall specify the percentage of the proceeds to be received from Telergy for the sale of PSE's Membership Interest and the PSE IRU which is to be used to purchase Common Stock.

            7. Determination of Sale Price for Membership Interest and PSE IRU.

                  (a) The sale price for the Membership Interest of PSE and the PSE IRU may be determined by the agreement of Telergy and PSE, and they agree to negotiate in good faith to determine a sale price. In the event Telergy and PSE cannot agree on a sale price, then it shall be determined initially by an investment banking firm selected by PSE which shall determine a sale price based upon the fair market value of the Membership Interest of PSE and the PSE IRU. The determination of the investment banking firm shall be submitted to Telergy, and if Telergy agrees with the determination of the sale price it shall be binding on the parties. However, if Telergy does not agree with the sale price, then it shall select an investment banking firm to determine the sale price based upon the fair market value of the Membership Interest of PSE and the PSE IRU. If the lower sale price determined by the two investment banking firms is at least eighty percent (80%) of the higher price, then the sale price shall be the average of the two prices. Otherwise, the sale price shall be determined by an arbitrator who shall select the price determined by one of the investment banking firms. The arbitrator shall be selected by the two investment banking firms and shall be a Person familiar with the telecommunications industry. The decision of the arbitrator shall be final and binding on both Telergy and PSE. The arbitration procedures, protocols and provisions are set forth in Section 7(b). Each party shall bear the fees, costs and out of pocket expenses of the investment banking firm which it selected, but shall equally share the cost of any arbitration utilized to determine the sale price. Any investment banking firm engaged to determine the sale price and the arbitrator must agree in writing (i) to protect the confidentiality of the Company's non-public, trade secret, financial, confidential and proprietary data, and (ii) not to disclose the existence, content or results of any


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arbitration without the prior Consent of Telergy and PSE. Telergy and PSE agree not to disclose the existence, content or results of any arbitration without the prior Consent of the other.

                  (b) The arbitration to determine the sale price for the Membership Interest of PSE and the PSE IRU shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended and effective on July 1, 1996, and the Federal Arbitration Act, 9 U.S.C. ss.1, et seq. (the "Rules") in effect at the time of the arbitration, except as the Rules conflict with the provisions of this Agreement or as may be modified by the agreement of the parties. The arbitrator shall have the authority to order the production of such documents as may be reasonably requested by Telergy or PSE, by either of the investment banking firms whose determinations of a sale price are being arbitrated, or by the arbitrator. Prior to any hearing or formal arbitration, and as set forth in more detail by the arbitrator or in the Rules, the parties agree that there should be an exchange of written exhibits and a brief description of the testimony each side proposes to offer. The arbitrator may, at his or her option, appoint one or more experts to advise him or her with respect to any issue in the arbitration. If any expert is so appointed, then Telergy, PSE and the investment banking firms participating in the arbitration shall have the right to examine such expert's report to the arbitrator and to question such expert at an oral hearing. The arbitrator's decision shall be in writing and shall state the reasons for the decision.

           8. Determination of Purchase Price for Common Stock. The per share purchase price for Common Stock to be purchased by PSE shall be (i) determined by the lead underwriter for an IPO of Common Stock, based upon the underwriter's pre-IPO valuation of Telergy, (ii) the same price per share paid by the purchasers of Common Stock in a Private Placement, or (iii) otherwise determined by an investment banking firm selected by Telergy which shall determine the price per share based upon the fair market value of Telergy in the event of a High Yield Bond Offering.

           9. Delivery of Prospectus and Offering Memorandum. If the Financial Offering is an IPO, Telergy shall deliver PSE a copy of its prospectus when it has been filed with the Securities and Exchange Commission. If the Financial Offering is a High Yield Bond Offering or a Private Placement, Telergy shall deliver to PSE a copy of its offering memorandum on the later of (i) the closing of the respective High Yield Bond Offering or Private Placement, or (ii) a final determination of the sale price for PSE's Membership Interest and the PSE IRU.

          10. Closing. The closing for the sale by PSE of its Membership Interest and the PSE IRU, and for the purchase, if any, of Common Stock by PSE, shall occur within ten (10) days following the later of (i) completion of the Financial Offering by Telergy, (ii) a final determination of the sale price for PSE's Membership Interest and the PSE IRU, or (iii) the delivery to PSE of the prospectus or the offering memorandum used by Telergy in the Financial Offering. The sale price shall be payable to PSE by Telergy in cash, or any other manner agreeable to PSE; provided, however, that Telergy may credit and set off against the sale price that amount which is to be used to fund the purchase price of Common Stock being purchased by PSE. At the closing, PSE shall warrant and deliver good and marketable title to its Membership Interest and the PSE IRU, which shall be released from escrow, both being unencumbered by liens or other forms of security interest, and Telergy shall deliver certificates for the Common Stock purchased, if any, by PSE. PSE shall further represent that it is acquiring the Common


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Stock as an investment and not with a view to distribution. The stock certificates issued to PSE shall contain the following legend:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933 or any state securities law. No sale or other disposition of the shares represented by this certificate may be made without an effective registration under the Securities Act or an opinion of counsel reasonably satisfactory to the Company and its counsel that such registration is not required."

      11. Term. This Agreement shall terminate on the earlier of the transfer, sale, alienation, assignment, mortgage, pledge, or other encumbrance or disposition (by operation of law or otherwise) by PSE of either its Membership Interest or the PSE IRU.

      12. PSE IRU Charges. Upon or as a result of the sale of the PSE IRU to Telergy pursuant to this Agreement, the payment of all fees, recurring and non-recurring charges and maintenance costs as required by Section 3.4(b) of the Operating Agreement shall be discontinued.

      13. Binding Effect. The covenants and agreements contained in this Agreement shall be binding upon and inure to the benefit of Telergy and PSE and shall not be assignable by either of them.

      14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of New York State, without giving effect to the principles of conflicts of laws.

      15. Amendments. This Agreement supersedes all prior agreements among the parties which deals with the same or substantially the same subject matter, including that certain Joint Venture Agreement between the parties dated January 16, 1996 and that certain Memorandum of Agreement between the parties dated April 16, 1998. This Agreement may be amended only by the written agreement of the parties.

      16. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and both of which shall constitute one and the same instrument.

      17. Severability. If any provision contained herein is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

      18. Section Headings Not Controlling. Section headings found herein are for convenience of reference only and shall not control or alter the meaning of this Agreement.


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            IN WITNESS WHEREOF, the parties have executed this Conversion Rights
Agreement as of the day and year first above written.

                                    TELERGY, INC.

                                    By: /s/ Brian Kelly
                                       ________________________________
                                          Brian P. Kelly
                                          Chief Executive Officer


                                    PLUM STREET ENTERPRISES, INC.

                                    By: /s/ J. Phillip Frazier
                                       ________________________________
                                          J. Phillip Frazier
                                          President and Chief Executive Officer


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